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                                                                      EXHIBIT 5


                               PIPER & MARBURY
                                    L.L.P.

                             CHARLES CENTER SOUTH                   WASHINGTON
                            36 SOUTH CHARLES STREET                  NEW YORK
                          BALTIMORE, MARYLAND 21201-3018           PHILADELPHIA
                                  410-539-2530                        RESTON
                                FAX: 410-539-0489                     EASTON

                                August 13, 1999




Human Genome Sciences, Inc.
9410 Key West Avenue
Rockville, Maryland  20850

Ladies and Gentlemen:

          We have been furnished with a copy of a representation letter executed by Healthcare Ventures IV, LP (the "Seller") to Bear Stearns & Co., Inc., which relates to the sale of 44,710 shares of the Common Stock, par value $.01 per share, of Human Genome Sciences, Inc. (the "Company") owned by the Seller. As counsel to the Company, we have confirmed compliance by the Company with the applicable reporting requirements of the Securities and Exchange Commission.

          The document referred to above provides certain information and makes certain representations with respect to the transfer of 44,710 shares of Common Stock of the Company by the Seller in compliance with Rule 144 under the Securities Act of 1933, as amended. Based upon the document received, and upon such examination of matters of law as we have deemed necessary and appropriate, it is our opinion that the transfer of an aggregate of 44,710 shares of Common Stock in the manner described in such document is permitted under the provisions of Rule 144. Accordingly, in our opinion the Company and its Transfer Agent are justified in effecting the required transfer of such 44,710 shares without the imposition of any legend on the shares to be transferred.

          You are authorized to deliver a copy of this letter to American Stock Transfer & Trust Company which may rely upon the opinion expressed above in its capacity as your Transfer Agent.

                                            Very truly yours,

                                           /s/ Piper & Marbury L.L.P.